SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	October 15, 2003

CAPITOL BANCORP LTD.

(Exact name of Registrant as specified in its charter)

Michigan	33-24728C	38-2761672

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer identification number)

Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933

(address of principal executive offices)

(517) 487-6555

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.
Registrant is reporting hereunder its earnings announcement for the period ended September 30, 2003 as set forth in Exhibit 99 which is attached hereto, dated October 15, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITOL BANCORP LTD.
(Registrant)

\s\ Joseph D. Reid Joseph D. Reid, Chairman, President and Chief Executive Officer

DATED:    October 20, 2003

Exhibit to Item 12 of Form 8-K

Capitol Bancorp Limited	Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact: Michael M. Moran
                           Chief of Capital Markets
                           877-884-5662
Media Contact:    Joal Redmond
                           Corporate Communications
602-977-3797

FOR IMMEDIATE DISTRIBUTION:

   CAPITOL BANCORP LIMITED REPORTS RECORD THIRD QUARTER EARNINGS, UP 36% YEAR-OVER-YEAR, AS EARNINGS PER SHARE INCREASE 10%

LANSING, Mich., and PHOENIX, Ariz.: October 15, 2003: Today, Capitol Bancorp Limited (NYSE:CBC) reported third quarter 2003 earnings per share (EPS) of $0.44 on a diluted basis, a 10 percent increase versus the $0.40 reported in the third quarter of 2002. Record earnings exceeded $6 million, up 36 percent from the same period in 2002, while total earnings for the first nine months of 2003 exceeded $17 million, up 50 percent from the same period a year ago. Total assets reached $2.7 billion, reflecting an annualized growth rate of 13 percent. Total deposits, nearing $2.3 billion, increased 13 percent on an annualized basis, while total portfolio loans of $2.1 billion also advanced 10 percent on an annualized basis from just below $2 billion at year-end 2002.

Commenting on Capitol Bancorp’s performance, Joseph D. Reid, chairman and CEO, said, “We are pleased with our record quarterly earnings, which surpassed $6 million for the first time in our history. We’re also proud of our ability to deliver double digit EPS growth during a time when our outstanding shares increased 22 percent from 2002’s third quarter and by more than one million common shares in the last three months alone.”

“We have always been, and will continue to be, committed to responsible, steady growth. This focus enables us to deliver positive shareholder returns even when faced with less than optimal economic conditions. Despite a soft economy and a low interest rate environment, our strong quarterly earnings performance is testament to that commitment and focus.”

Record Quarterly Earnings Performance

Consolidated earnings reached another record quarterly level for Capitol at approximately $6 million, up 36 percent compared to the third quarter of 2002.

An increase of 15 percent in net operating revenues, compared to the third quarter of 2002, set a quarterly record of $34.9 million. This increase was fueled by an expanded earning-asset base,

an improved margin attributable largely to strong core deposit growth and a 31 percent increase in noninterest income.

Even with a 22 percent increase in Capitol’s outstanding share base year-over-year, from approximately 11.2 million to 13.7 million shares, and a one million increase in the outstanding share count in the past three months alone, attributable primarily to the minority interest consolidations of four affiliates in the most recent quarter, Capitol reported a 10 percent increase in diluted EPS.

Record Nine Month Operating Results

For the nine months ended September 30, 2003, record net operating revenues of $99.6 million increased 19 percent as compared to the $83.8 million recorded in the comparable nine-month period of 2002. Earnings of more than $17 million for 2003 reflect 50 percent growth when compared to the $11 million in earnings generated in the corresponding 2002 period, already surpassing Capitol’s record $16.7 million reported for all of 2002. On an EPS basis, Capitol reported basic ($1.38) and diluted ($1.33) figures for the first nine months of 2003 that were 18 percent and 19 percent, respectively, ahead of 2002‘s comparable period levels of $1.17 and $1.12.

With Capitol continuing to explore new growth opportunities and development initiatives, maintaining positive operating leverage is key to delivering solid earnings performance. The previously mentioned 19 percent increase in net operating revenues outpaced the organization’s 15 percent expansion in its operating expense base and contributed to Capitol’s record nine-month performance.

Balance Sheet

Capitol’s equity-to-asset ratio grew to 7.8 percent at September 30, 2003 from 6.2 percent at September 30, 2002 and approximately 6.6 percent at year-end 2002.  The total capital-to-asset ratio increased to 10.8 percent from 9.8 percent a year ago, as total capital funds approximated $288 million on the Corporation’s $2.7 billion consolidated balance sheet.

Reflecting the lingering effects of a softening economy and the often-lagging implications on asset quality measures, both nonperforming loans and nonperforming assets have increased in 2003.  Annualized consolidated net charge-offs of 0.35 percent for the third quarter of 2003 demonstrate modest improvement from 2002 (and on a linked quarter basis in 2003), within the range experienced by the Corporation over the past 12-18 months reflecting the normal ebb and flow of these ratios as loans move through the collection process.  While lower than last year’s comparable period, the organization’s $2.9 million loan loss provision in the recent quarter still represents a more than $1 million increase on a linked quarter basis and quarterly coverage of net charge-offs measured approximately 1.5x.  Consequently, Capitol’s allowance ratio grew slightly to 1.43 percent at September 30, 2003 versus 1.42 percent recorded at both June 30, 2003 and the end of last year’s third quarter.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in $1,000s, except share and per share data)

	Three Months Ended September 30			Nine Month Ended September 30
	2003	2002		2003	2002
Condensed statements of operations:
Interest income	$ 41,484	$ 40,462		$ 122,557	$ 116,278
Interest expense	12,065	14,269		38,185	42,841
Net interest income	29,419	26,193		84,372	73,437
Provision for loan losses	2,892	3,918		6,608	8,692
Noninterest income	5,441	4,153		15,187	10,375
Noninterest expense	22,384	18,929		65,493	56,762
Income before federal income taxes	9,454	7,133		26,616	17,784
Net income	$ 6,049	$ 4,447		$ 17,056	$ 11,404
	==========	==========		==========	==========

Per share data:
Net income - basic	$ 0.46	$ 0.42		$ 1.38	$ 1.17
Net income - diluted	0.44	0.40		1.33	1.12
Book value at end of period	15.05	12.95		15.05	12.95
Common stock closing price at end of period	$ 26.75	$ 17.42		$ 26.75	$ 17.42
Common shares outstanding at end of period	13,656,000	11,181,000		13,656,000	11,181,000
Number of shares used to compute:
Basic earnings per share	13,050,000	10,713,000		12,328,000	9,777,000
Diluted earnings per share	13,807,000	11,238,000		12,866,000	10,197,000

	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	4th Quarter 2002	3rd Quarter 2002
Condensed statements of financial position:
Total assets	$ 2,650,690	$ 2,614,376	$ 2,540,289	$ 2,409,288	$ 2,347,594
Portfolio loans	2,136,860	2,083,985	2,052,157	1,991,372	1,958,820
Deposits	2,262,838	2,243,139	2,181,440	2,062,072	2,018,051
Stockholders' equity	205,458	179,856	164,471	160,037	144,838
Total capital	$ 287,530	$ 273,892	$ 257,578	$ 239,635	$ 230,747

Key performance ratios:
Return on average assets	0.92%	0.88%	0.86%	0.87%	0.78%
Return on average equity	12.56%	13.23%	13.10%	14.27%	* 13.47%	**
Net interest margin	4.87%	4.71%	4.71%	4.93%	4.90%
Efficiency ratio	64.21%	66.16%	67.13%	64.19%	62.38%

Asset quality ratios:
Allowance for loan losses / portfolio loans	1.43%	1.42%	1.46%	1.45%	1.42%
Total nonperforming loans / portfolio loans	1.48%	1.28%	1.27%	1.15%	1.34%
Total nonperforming assets / total assets	1.34%	1.22%	1.20%	1.15%	1.28%
Net charge-offs (annualized) / average portfolio loans	0.35%	0.46%	0.16%	0.59%	0.48%
Allowance for loan losses / nonperforming loans	96.16%	110.24%	115.60%	126.49%	106.07%

Capital ratios:
Shareholders' equity / total assets	7.75%	6.88%	6.47%	6.64%	6.17%
Total capital / total assets	10.85%	10.48%	10.14%	9.95%	9.83%

        *      As adjusted for East Valley Community Bank and Detroit Commerce Bank share exchanges consummated effective December 31, 2002.
                Also adjusted for Nevada Community Bancorp share exchange consummated effective January 17, 2003, as if it occurred December 31, 2002.
        **    As adjusted for Sunrise Capital Corporation and Indiana Community Bancorp Limited share exchanges consummated on September 30, 2002.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects”, “intends”, “believes” and “should” which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

About Capitol Bancorp Limited

Capitol Bancorp Limited is a $2.7 billion community bank development company, with 30 individual bank charters operating in eight states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz. The company was named to Fortune magazine’s 100 fastest-growing small public companies in the country in July 2003.

Capitol Bancorp’s operations include the following banks and loan production offices (LPO):

In Arizona:	Community
Arrowhead Community Bank	Glendale
Bank of Tucson	Tucson
Camelback Community Bank	Phoenix
East Valley Community Bank	Chandler
Mesa Bank	Mesa
Southern Arizona Community Bank	Tucson
Sunrise Bank of Arizona	Phoenix
Valley First Community Bank	Scottsdale
Yuma Community Bank	Yuma
In California:
Bank of Escondido	Escondido
Napa Community Bank	Napa
Sunrise Bank of San Diego	San Diego
Sunrise Bank - Orange County LPO	Irvine
In Georgia:
Sunrise Bank - Atlanta LPO	Atlanta
In Indiana:
Elkhart Community Bank	Elkhart
Goshen Community Bank	Goshen
In Michigan:
Ann Arbor Commerce Bank	Ann Arbor
Brighton Commerce Bank	Brighton
Capitol National Bank	Lansing
Detroit Commerce Bank	Detroit
Grand Haven Bank	Grand Haven
Kent Commerce Bank	Grand Rapids
Macomb Community Bank	Clinton Township
Muskegon Commerce Bank	Muskegon
Oakland Commerce Bank	Farmington Hills
Paragon Bank & Trust	Holland
Portage Commerce Bank	Portage
In Nevada:
Bank of Las Vegas	Las Vegas
Black Mountain Community Bank	Henderson
Desert Community Bank	Las Vegas
Red Rock Community Bank	Las Vegas
In New Mexico:
Sunrise Bank of Albuquerque	Albuquerque
In Texas:
Sunrise Bank - Dallas LPO	Dallas
Sunrise Bank - Houston LPO	Houston